Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

VSURANCE, INC.

We hereby consent to the use in the Registration Statement on Form SB-2/A of VSURANCE, INC. and the related Prospectus of our report dated August 17, 2006, relating to our audits of the balance sheet of Vsurance, Inc., (the “Company”) as of December 31, 2005 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficiency) and cash flows for the period since July 20, 2005, (Inception), ended December 31, 2005 which appears in this Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Lawrence Scharfman, CPA
Lawrence Scharfman, CPA

Boynton Beach, Florida

October 5, 2006